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                                                                    Exhibit 99.1



EDITORIAL CONTACT:                  PRGP42SN316

Michele Drake
+1 650 752 5296
michele_drake@agilent.com

        Agilent Technologies Names Treasurer Didier Hirsch as Controller
               Current Controller Dotty Hayes to Join Intuit Inc.

         PALO ALTO, Calif., April 3, 2003 -- Agilent Technologies Inc. (NYSE: A) today named Didier Hirsch, vice president and treasurer, to the position of vice president and controller. Hirsch succeeds Dotty Hayes, who is leaving Agilent to join Intuit Inc., a leading provider of business and financial management solutions for small businesses, consumers and accounting professionals.

         Hirsch will assume his new role on April 15. He will continue to carry out his responsibilities as treasurer until a replacement is named.

         Hirsch joined Hewlett-Packard Company in 1989 as CFO of HP France. He was successively promoted to the positions of CFO of HP Asia Pacific in 1993 and CFO of HP Europe, Middle East and Africa in 1996. He became vice president and treasurer of Agilent in 1999. Hirsch holds a master's degree in computer science from the University of Toulouse in France and an MBA from Purdue University.

         Hayes also joined HP in 1989 with the acquisition of the former Apollo Computer Inc. She spent the next 10 years in financial management positions at HP, including director of internal audit and transition general manager, overseeing the separation of Agilent from HP. In 1999, she became vice president and controller at Agilent. Hayes joins Intuit as vice president of finance operations and corporate controller.

About Agilent Technologies

         Agilent Technologies Inc. (NYSE: A) is a global technology leader in communications, electronics and life sciences. The company's 35,000 employees serve customers in more than 110 countries. Agilent had net revenue of $6 billion in fiscal year 2002. Information about Agilent is available on the Web at www.agilent.com.

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